Exhibit 99.2
Sanders Morris Harris Group Inc.
1Q 2011 Earnings Teleconference Script

Introduction: George L. Ball, Chairman and Chief Executive Officer of Sanders Morris Harris Group

GLB
Thank you, Operator, and good morning everyone.  Welcome to Sanders Morris Harris Group’s earnings release conference call for the first quarter of 2011.  With us today, by phone or in person, are:

Rick Berry, Chief Financial Officer,
Ric Edelman, President,
Bruce McMaken, Executive Vice President, and
Ed Moore, Executive Vice President, Wealth Management.

GLB
We have a number of elements to cover, both financial and strategic.  In a moment, I will turn the call over to Rick Berry.  He will discuss our financial results for the first quarter of 2011.  It will be followed by a question and answer session.  Before we begin, remember that during the course of this conference call we may discuss some non-GAAP measures in talking about our Company’s performance. If we do, you can find a reconciliation of those measures to GAAP measures in our earnings press release.  Rick –.

RB
I would like to remind you that statements made during the course of this call that are not purely historical are forward-looking statements regarding the company or management’s future intentions, hopes, beliefs, expectations, and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in today’s press release and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. You should not unduly rely on any forward-looking statements, and we assume no obligation to update them.

RB
You should have had a chance to review our earnings release.  It outlines in some detail the components of our fourth quarter results.  I will not cover that material at any length, therefore, but will answer any questions later.

Our GAAP earnings were 10¢ per share.  Operating income from core operations rose to $1.9 million.  Investment income totaling $1 million brought our after-tax net to $2.9 million.  That compares to net income of $2.6 million in the year-earlier quarter, comprised almost entirely of investment income.  Following the spin-off of Concept Capital and the sale of our former investment bank, wealth management accounted for almost all of this year’s revenues and earnings.

GLB next comment

Exhibit 99.2

GLB
We are pleased with the growth in our wealth management businesses.   Both Edelman Financial and our other high net worth activities – and significantly all the larger individual components in the latter – had higher earnings than in the prior year.  We have concentrated on growing both of the segments in tandem and intend to continue that strategy.  At the same time, our corporate support costs are lower than in the first quarter a year ago.

Total client assets grew to $18.2 billion from $11.9 billion a year earlier and $17.1 billion in the prior quarter.  Obviously, the acquisition of one-half of Global Financial Services, with $4.1 billion, was the largest single contributor to the growth.

RE
The Company added $293 million of net new client assets last quarter.  $166 million of that came from the 18 Edelman offices we’ve opened since September 2009.  The legacy Edelman offices and the other high net worth units contributed an additional $127 million.  These numbers are exclusive of stock market appreciation of $756 million.

GLB
The greatest risks in our business model are the market itself and our execution of the strategy.  We can’t control the former.  We can impact the latter – maximize client asset inflows and minimize the outflows.  Across all our business units, client asset losses were less than 2% in the quarter, versus the norm of 4-5% in the industry.  A combination of excellent service, high quality advice, superb people, and sound investment programs are the underpinnings of the low attrition rate.

RE
We also hope that my new weekly television program, The Truth About Money with Ric Edelman, will draw additional investors to our firm.  The show airs on public television stations nationwide and has been picked up by stations that reach over 90% of all U.S. television households.  It’s estimated that by the end of the summer it will be seen by 20 million viewers in the upcoming year.  How many people contact us directly or indirectly remains to be seen. We obviously are very hopeful.

RB
Our balance sheet continues to be strong.  We have only $23.5 million of debt versus total equity of $262.2 million and a debt to capital ratio of a very low 8.2%.  We have $31.1 million of cash and cash equivalents, and thus are well positioned to make further accretive acquisitions.  The $71 million note receivable from Salient Partners and The Endowment Fund continues to be well covered and provides us with a significant additional source of cash flow.

RE
The Company’s annual meeting is May 26th.  At that time, we anticipate approval of the name change to The Edelman Financial Group and I’ll become Co-Chief Executive Officer along with George.  Our ticker symbol will change to EF and we’ll continue to trade on NASDAQ.  We are excited about our future and will be working hard to maximize the returns to our investors, and to provide our clients and our employees with high returns on their faith in us.

Exhibit 99.2

GLB
The Company has been transformed from being an investment bank, with all of the plusses and minuses entailed in that phrase, into one of the publicly traded wealth managers.  Our business is a well-integrated one and has, in Ric, Bruce, Rick Berry and Ed Moore and others an especially deep, strong management team.  Together, we’ll do everything possible to harvest for our shareholders the great potential in our niche.

With that, we’ll be happy to answer any questions.